Exhibit 99.1

Intermolecular Reports First Quarter 2019 Financial Results

SAN JOSE, Calif., May 14, 2019 -- Intermolecular, Inc. (Nasdaq: IMI), the trusted partner for advanced materials innovation, today reported results for its first quarter ended March 31, 2019.

Q1 2019 Financial and Operational Highlights

•	Program revenue totaled $6.4 million or 96% of total revenue of $6.7 million.
•	Gross profit totaled $4.8 million or 73% of total revenue.
•	Adjusted EBITDA loss totaled $(1.3) million.
•	Net loss totaled $(2.3) million.

First Quarter of 2019 Financial Results

Revenue for the first quarter of 2019 was $6.7 million, an increase of 5% from $6.3 million in the fourth quarter of 2018, and a decrease of 31% from $9.7 million in the same period a year ago. Program revenue was $6.4 million, a 6% increase from $6.0 million in the fourth quarter of 2018, and a 31% decrease from $9.3 million in the same period a year ago.

Gross profit for the first quarter of 2019 was $4.8 million (73% of total revenue), a 5% increase from $4.6 million (73% of total revenue) in the fourth quarter of 2018, and a 23% decrease from $6.3 million (65% of total revenue) in the same period a year ago.

Total operating expenses for the first quarter of 2019 were $7.4 million, a 2% decrease from $7.5 million in the fourth quarter of 2018, and an increase of 4% compared to $7.1 million in the same period a year ago.

Net loss for the first quarter of 2019 totaled $(2.3) million or $(0.05) per basic and diluted share, compared to net loss of $(2.6) million or $(0.05) per basic and diluted share in the fourth quarter of 2018, and compared to net loss of $(0.6) million or $(0.01) per basic and diluted share in the same period a year ago.

Non-GAAP net loss, which excludes stock-based compensation expense, for the first quarter of 2019 totaled $(1.8) million, or $(0.04) per basic and diluted share, compared to non-GAAP net loss of $(2.2) million, or $(0.04) per basic and diluted share in the fourth quarter of 2018, and compared to non-GAAP net loss of $(0.4) million, or $(0.01) per basic and diluted share in the same period a year ago.

Adjusted EBITDA loss for the first quarter of 2019 totaled $(1.3) million, compared to an adjusted EBITDA loss of $(1.5) million in the fourth quarter of 2018 and Adjusted EBITDA of $1.0 million in the same period a year ago.

Cash and investments totaled $27.4 million at the end of first quarter of 2019, a decrease of $3.0 million compared to $30.4 million at the end of fourth quarter of 2019. The company had no debt at quarter end.

Intermolecular reports revenue, cost of revenue, gross margin, operating income (loss), net income (loss) and earnings (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and additionally on a non-GAAP basis. A reconciliation of the non-GAAP financial measures with the most directly comparable GAAP measures, as well as a description of the items excluded from the non-GAAP measures, is included in the financial statements portion of this press release. Please refer to “Reconciliation of GAAP to Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss” below.

Agreement and Plan of Merger

Intermolecular will not hold an earnings call, nor provide forward guidance for the second quarter of fiscal year 2019, due to the previously announced proposed acquisition of Intermolecular by Merck KGaA, Darmstadt, Germany.

About Intermolecular, Inc.

Intermolecular® is the trusted partner for advanced materials innovation. Advanced materials are at the core of innovation in the 21st century for a wide range of industries including semiconductors, consumer electronics, automotive and aerospace. With its substantial materials expertise, accelerated learning and experimentation platform, and information and analytics infrastructure,

Intermolecular has a ten-year track record helping leading companies accelerate and de-risk materials innovation. Learn more at www.intermolecular.com.

“Intermolecular” and the Intermolecular logo are registered trademarks; all rights reserved.

Non-GAAP Financial Measures

To supplement the financial data presented on a GAAP basis, we also disclose certain non-GAAP financial measures, which exclude the effect of stock-based compensation expense. These non-GAAP financial measures are not prepared in accordance with GAAP, do not serve as an alternative to GAAP and may be calculated differently than non-GAAP financial information disclosed by other companies. These results should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. We believe that our non-GAAP financial information provides useful information to management and investors regarding financial and business trends relating to our financial condition and results of operations because the non-GAAP measures exclude charges that management considers to be outside of Intermolecular's core operating results. We believe that the non-GAAP measures of revenue, cost of net revenue, gross profit, gross margin, operating (loss) income, net (loss) income, earnings per share and net (loss) income per share, viewed in combination with our financial results calculated in accordance with GAAP, provide investors with additional perspective and a more meaningful understanding of our ongoing operating performance. In addition, management uses these non-GAAP measures to review and assess financial performance, to determine executive officer incentive compensation and to plan and forecast performance in future periods.

Corporate Contact

Bill Roeschlein

Intermolecular, Inc.

Chief Financial Officer

bill.roeschlein@intermolecular.com

(408) 582-5415

Investor Contact

Matt Glover or Najim Mostamand, CFA

Liolios

IMI@liolios.com

(949) 574-3860

Intermolecular, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts, Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenue:
Program revenue	$6,385	$9,256
Licensing and royalty revenue	266	419
Total revenue	6,651	9,675
Cost of revenue:
Cost of program revenue	1,818	3,375
Cost of licensing and royalty revenue	—	1
Total cost of revenue	1,818	3,376
Gross profit	4,833	6,299
Operating expenses:
Research and development	4,146	4,032
Sales and marketing	890	796
General and administrative	2,338	2,286
Total operating expenses	7,374	7,114
Loss from operations	(2,541)	(815)
Other income (expenses), net
Interest income (expense), net	183	106
Other income (expense), net	96	87
Loss before provision for income taxes	(2,262)	(622)
Provision for income taxes	-	1
Net loss	$(2,262)	$(623)
Net loss per share, basic and diluted	$(0.05)	$(0.01)
Weighted-average number of shares used in computing loss per share, basic and diluted:	49,757,606	49,581,927

Intermolecular, Inc.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	As of March 31, 2019	As of December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$3,816	$8,351
Short-term investments	23,613	22,098
Total cash, cash equivalents and short-term investments	27,429	30,449
Accounts receivable	2,451	3,349
Prepaid expenses and other current assets	952	936
Total current assets	30,832	34,734
Materials inventory	2,561	2,638
Property and equipment, net	3,125	3,432
Intangible assets, net	1,979	2,075
Right-of-use lease assets - operating	11,201	—
Other assets	509	514
Total assets	$50,207	$43,393

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$193	$760
Accrued liabilities	1,338	1,234
Accrued compensation and employee benefits	1,639	3,431
Current portion of lease obligation - operating	1,772	—
Deferred revenue	333	917
Total current liabilities	5,275	6,342
Deferred rent	—	2,667
Long term lease obligation - operating	12,307	—
Total liabilities	17,582	9,009
Stockholders’ equity:
Common stock	50	50
Additional paid-in capital	216,502	216,034
Accumulated other comprehensive income (loss)	7	(27)
Accumulated deficit	(183,934)	(181,673)
Total stockholders’ equity	32,625	34,384
Total liabilities and stockholders’ equity	$50,207	$43,393

Intermolecular, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands, Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(2,262)	$(623)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion	664	1,423
Amortization expense - Right of use lease assets operating	426	—
Stock-based compensation	463	270
Loss on disposal of property and equipment	2	—
Changes in operating assets and liabilities:
Accounts receivable	898	1,796
Prepaid expenses and other assets	(10)	121
Materials inventory	76	(69)
Accounts payable	(489)	(554)
Accrued and other liabilities	(2,099)	(730)
Deferred revenue	(584)	56
Net cash (used in) provided by operating activities	(2,915)	1,690
Cash flows from investing activities:
Purchase of investments	(7,613)	(6,252)
Redemption of investments	6,122	3,070
Purchase of property and equipment	(134)	(194)
Net cash used in investing activities	(1,625)	(3,376)
Cash flows from financing activities:
Proceeds from exercise of common stock options	5	17
Net cash provided by financing activities	5	17
Net decrease in cash and cash equivalents	(4,535)	(1,669)
Cash and cash equivalents at beginning of period	8,351	6,090
Cash and cash equivalents at end of period	$3,816	$4,421

Intermolecular, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts and percentages, Unaudited)

	Three Months Ended March 31,
	2019	2018
GAAP cost of net revenue	$1,818	$3,376
Stock-based compensation expense (a)	(46)	(53)
Non-GAAP cost of net revenue	$1,772	$3,323
GAAP gross profit	$4,833	$6,299
Stock-based compensation expense (a)	46	53
Non-GAAP gross profit	$4,879	$6,352
As a percentage of net revenue:
GAAP gross margin	72.7%	65.1%
Non-GAAP gross margin	73.4%	65.7%
GAAP operating loss	$(2,541)	$(815)
Stock-based compensation expense (a):
- Cost of net revenue	46	53
- Research and development	113	55
- Sales and marketing	53	30
- General and administrative	251	132
Non-GAAP operating loss	$(2,078)	$(545)

GAAP net loss	$(2,262)	$(623)
Stock-based compensation expense (a)	463	270
Non-GAAP net loss	$(1,799)	$(353)

GAAP net loss	$(2,262)	$(623)
Interest (income) expense, net	(183)	(106)
Provision for taxes	—	1
Depreciation, amortization, impairments and accretion	665	1,423
Stock-based compensation expense (a)	463	270
Adjusted EBITDA	$(1,317)	$965

Shares used in computing GAAP basic and diluted earnings per share	49,758	49,582
GAAP earnings per share:
Basic and diluted net loss per share	$(0.05)	$(0.01)
Shares used in computing Non-GAAP basic and diluted earnings per share	49,758	49,582
Non-GAAP earnings per share:
Basic and diluted net loss per share	$(0.04)	$(0.01)

(a)

Stock-based compensation reflects expense recorded relating to stock-based awards. The Company excludes this item when it evaluates the continuing operational performance of the Company, as management believes this provides it a meaningful understanding of its core operating performance.

(b)	Restructuring charges incurred in connection with a reduction in headcount primarily comprised of employee severance and benefit costs.